infbim

Exhibit 24.1

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Brookfield
Investment Management Inc., has authorized and designated
Jonathan C. Tyras, Brian Hurley, Seth Gelman and
Waheed Olowa to execute and file on the undersigned?s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned?s ownership or transactions in securities of Brookfield Global Listed Infrastructure Income Fund Inc.
(the ?Fund?).  The authority of Jonathan C. Tyras, Brian Hurley,
Seth Gelman and Waheed Olowa under this Statement shall continue until the undersigned is no longer required to file
Forms 3, 4 and 5 with regard to the undersigned?s ownership or transactions in securities of the Fund, unless earlier revoked in writing. The undersigned acknowledges that Jonathan C. Tyras, Brian Hurley, Seth Gelman and
Waheed Olowa are not assuming, nor is the Fund assuming, any of the undersigned?s responsibilities to comply with Section 16 of the Securities Exchange Act of 194.



Date: August 29th , 2011


/s/ Brookfield Investment Management Inc.
______________________

  /Brookfield Investment Management Inc.